Exhibit 10.15
CONFIDENTIAL TREATMENT REQUESTED
ASSET PURCHASE AGREEMENT
BETWEEN
BAUSCH & LOMB INCORPORATED
AND
ALIMERA SCIENCES, INC.
DATED FEBRUARY 16, 2007

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TABLE OF CONTENTS

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ARTICLE I DEFINITIONS	1

1.1 Definitions	1
1.2 Other Definitions	- 6 -
1.3 Rules of Construction	- 7 -

ARTICLE II SALE AND PURCHASE	- 8 -

2.1 Transfer of Assets	- 8 -
2.2 Excluded Assets	- 9 -
2.3 Assumption of Liabilities	- 9 -
2.4 Excluded Liabilities	- 10 -
2.5 Consideration	- 11 -
2.6 Allocation of Consideration	- 11 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	- 11 -

3.1 Organization, Power, Standing and Qualification	- 11 -
3.2 Power and Authority	- 11 -
3.3 Validity of Contemplated Transactions	- 12 -
3.4 Consents	- 12 -
3.5 Subsidiaries	- 12 -
3.6 Financial Statements; Undisclosed Liabilities	- 12 -
3.7 Absence of Material Adverse Change	- 13 -
3.8 Sufficiency of Assets	- 13 -
3.9 Assigned Intellectual Property	- 13 -
3.10 IP Rights	- 15 -
3.11 Contracts	- 16 -
3.12 Restrictions on Purchased Assets	- 17 -
3.13 Suppliers	- 17 -
3.14 Litigation; Product Liability	- 17 -
3.15 Compliance with Laws and Permits	- 17 -
3.16 Conflicts of Interest	- 17 -
3.17 Brokers’ or Finders’ Fees	- 17 -
3.18 Insurance	- 18 -
3.19 Seller’s Return Policy	- 18 -
3.20 Disclosure	- 18 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	- 18 -

4.1 Organization	- 18 -
4.2 Power and Authority	- 18 -
4.3 Validity of Contemplated Transactions	- 18 -
4.4 Consents	- 19 -
4.5 Brokers’ and Finders’ Fees	- 19 -

ARTICLE V PRECLOSING COVENANTS OF SELLER	- 19 -

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5.1 Access	- 19 -
5.2 Conduct of Business	- 19 -
5.3 Exclusivity	- 21 -
5.4 Consents	- 21 -
5.5 Pre-Closing Litigation Consultation	- 21 -
5.6 Technical Transfer	- 21 -
5.7 Monthly Calculation of Soothe® Net Sales	- 21 -

ARTICLE VI OTHER COVENANTS	- 21 -

6.1 Reasonable Commercial Efforts	- 21 -
6.2 Laws Affecting Transfer of Permits	- 22 -
6.3 Public Announcements	- 22 -
6.4 Confidentiality	- 22 -
6.5 Transfer Taxes	- 23 -
6.6 HSR Filing	- 23 -
6.7 Cooperation Regarding Audits and Litigation	- 23 -
6.8 Insurance Claims	- 23 -
6.9 Additional Assurances	- 23 -
6.10 Covenant Not to Compete	- 24 -
6.11 License of Know-How Not Exclusively Related to the Products	- 25 -
6.12 Supplements	- 25 -

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING	- 26 -

7.1 Conditions to Obligation of Buyer to Close	- 26 -
7.2 Conditions to Obligations of Seller to Close	- 27 -

ARTICLE VIII THE CLOSING	- 28 -

8.1 Time and Place	- 28 -
8.2 Conduct of Closing	- 28 -

ARTICLE IX SURVIVAL AND INDEMNIFICATION	- 29 -

9.1 Survival of Representations, Warranties and Covenants	- 29 -
9.2 Indemnification by Seller	- 30 -
9.3 Indemnification by Buyer	- 30 -
9.4 Procedure	- 31 -
9.5 No Subrogation	- 32 -
9.6 Sole Remedy	- 32 -

ARTICLE X TERMINATION	- 32 -

10.1 Optional Termination	- 32 -
10.2 Governmental Consents	- 33 -
10.3 Effect of Termination	- 33 -

ARTICLE XI MISCELLANEOUS	- 34 -

11.1 Headings and References	- 34 -
11.2 Severability	- 34 -
11.3 Expenses	- 34 -

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11.4 Notices	- 34 -
11.5 Waiver; Consents	- 35 -
11.6 Assignment	- 35 -
11.7 Governing Law	- 35 -
11.8 Parties in Interest	- 36 -
11.9 Submission to Jurisdiction	- 36 -
11.10 Counterparts	- 36 -
11.11 Entire Agreement; Amendments	- 36 -
EXHIBITS

Exhibit 1.1-A	Assignment and Assumption Agreement
Exhibit 1.1-B	Bill of Sale
Exhibit 1.1-D	Patent Assignment
Exhibit 1.1-E	Trademark Assignment
Exhibit 1.1-F	Excluded Categories
Exhibit 2.1.4	Assigned Contracts
Exhibit 2.6	Purchase Price Allocation Schedule (to be provided post-Closing)
Exhibit 7.1.6	Opinion of Counsel for Seller
Exhibit 7.1.10	Final Soothe® Net Sales Calculation (to be provided at Closing)

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement, dated as of February 16, 2007, is by and between Alimera Sciences, Inc., a Delaware corporation (“Seller”) and Bausch & Lomb Incorporated, a New York corporation (“Buyer”).
RECITALS:
     WHEREAS, Seller is engaged, among other things, in the development, commercialization and sale of over-the-counter and prescription pharmaceutical products;
     WHEREAS, Seller sold to Buyer certain of its assets pursuant to an Asset Purchase Agreement, dated December 20, 2006, between Buyer and Seller (the “Alaway Agreement”) related to Alaway™ (as defined in the Alaway Agreement) and Alaway™ Plus (as defined in the Alaway Agreement); and
     WHEREAS, Seller desires to sell the Purchased Assets set forth in Section 2.1 to Buyer, and Buyer desires to purchase the same and to assume the Assumed Liabilities set forth in Section 2.3, all on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.
     “Action” means any complaint, claim, prosecution, investigation (other than an investigation that is not known to Seller), indictment, action, suit, arbitration or proceeding by or before any Governmental Entity or arbitrator.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Asset Purchase Agreement, the Exhibits and Schedules hereto.
     “Asset Classes” means, collectively, the Assigned Intellectual Property, the Products, the Assigned Contracts, the Permits, the Assigned Claims, the Inventory and the Prepaid Expenses.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Buyer and Seller on the Closing Date in the form of Exhibit 1.1-A.

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     “Assigned Intellectual Property” means all of Seller’s Intellectual Property and Seller’s IP Rights inherent in, used in or related to the following: Clinical IP, Patent Rights, Copyrights, Know-How exclusively related to the Products, Trademarks, Books and Records, the Products.
     “Bill of Sale” means the Bill of Sale to be delivered to Buyer by Seller on the Closing Date in the form of Exhibit 1.1-B.
     “Clinical IP” means pre-clinical or clinical protocols, data, and findings resulting from or relating to pre-clinical or clinical trials related to the Products.
     “Closing” means the closing of the Transactions.
     “Code” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.
     “Collateral Documents” means the Assignment and Assumption Agreement, Bill of Sale, Patent Assignment and Trademark Assignment.
     “Default” means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.
     “Dollars” and “$” means dollars of the United States of America.
     “[*]” means that certain Agreement [*], between Seller and [*] as modified by that certain letter agreement [*].
     “FDA” means the United States Food and Drug Administration or any other Governmental Entity which may regulate or control the sale of cosmetics or drugs, including any of the Products.
     “FDC Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated pursuant thereto.
     “Financial Statements” means Seller’s audited financial statements as of and for its fiscal year ended December 31, 2005, including the independent auditors report issued thereon, the unaudited financial statements for the period commencing January 1, 2006 and ending on December 31, 2006, the unaudited financial statements for the period commencing January 1, 2007 and ending on the last day of the last month immediately prior to the date of this Agreement and the unaudited internally prepared report of the gross and net sales of the Products for the twelve (12) month period ended as of December 31, 2006 (the “Soothe® Historical Report”).
     “GAAP” means United States generally accepted accounting principles in effect on the date hereof, applied on a consistent basis.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     “Governmental Entity” means the United States government, the government of any of the states constituting the United States, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non appropriated fund activities, subsidiary corporations or other subdivisions.
     “Income Taxes” means any taxes measured, in whole or in part, by net or gross income or profits together with any interest, penalties or additions to tax.
     “Intellectual Property” means any patents, patent applications, inventor’s certificates, trademarks including words, phrases, symbols, product shapes, logos and the goodwill related thereto, trademark registrations and applications therefor, trade dress rights, trade names, service marks and the goodwill related thereto, service mark registrations and applications therefor, Internet domain names, Internet and world wide web URLs or addresses, copyrights, copyright registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, structures, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), software, hardware, source and object code and data applications and licenses and other rights necessary to use or run such software, programs, code or applications, and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records existing anywhere in the world.
     “IP Rights” means all rights of a Person in, to or arising out of the Intellectual Property.
     “Know-How” means all technology, engineering data, trade secrets, technical data, manufacturing information, pre-clinical and clinical data and any other information or experience (other than as disclosed in the Patent Rights) related to the Purchased Assets.
     “Laws” means any law, statute, code, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Entity.
     “Lien” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, charge, adverse or prior claim, levy, charge, easement, rights of way, covenants, restrictions, rights of first refusal, encroachments, options or encumbrances of any kind, or any defects in title, conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing; provided, however, that obligations to pay royalties and other obligations imposed pursuant to the Assigned Contracts in connection with any Intellectual Property subject to an Inbound Technology Agreement shall not constitute a “Lien.”
     “Litigation Expense” means any reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

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     “Loss” means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.
     “Material Adverse Change” means:
          (a) a material adverse change in (i) the condition of the Purchased Assets or the ability to use, manufacturer, market or sell the Products or (ii) the ability of Seller to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute a Material Adverse Change:
     (i) a general deterioration in the economy or in the industry in which Seller operates;
     (ii) the outbreak or escalation of hostilities involving the United States or any other country, the declaration by the United States or any other country of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism;
     (iii) the disclosure (as expressly permitted by this Agreement) of Buyer as, or the fact that Buyer is, the prospective acquirer of the Purchased Assets;
     (iv) the announcement whether internal or external (as expressly permitted by this Agreement) of the pendency of the Transactions;
     (v) actions taken by Buyer or any of its Affiliates, officers, directors, employees, agents or advisers;
     (vi) compliance with the terms of, or the taking of any action required or contemplated (and permitted) by this Agreement; or
     (vii) Buyer’s inability to complete the Technical Transfer for any reason on or prior to the Closing Date; or
          (b) if Seller receives any notice of or any Action exists involving negative FDA observations regarding any facility where any Product is or, at any time has been, manufactured, which observation arises from, relates to or in any way adversely affects or could reasonably be expected to adversely affect any Product;
          (c) if Seller receives any notice of or any Action exists involving the withdrawal or recall of any of the Products; or
          (d) if Seller receives any notice of or any Action exists involving personal injuries associated with any of the Products; or (e) if Soothe® Net Sales are less than the Minimum Net Sales Target.
     Notwithstanding the foregoing, with respect to this definition of Material Adverse Change only, “Action” shall not include occasional minor complaints and minor customer claims

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regarding known side effects of the Products (such as momentary stinging or haze) or occasional minor manufacturing mistakes (such as missing dropper tip or solution).
     “Minimum Net Sales Target” means Eight Hundred Seventy-Five Thousand Dollars ($875,000); provided, however, if the Closing Date occurs prior to the Target Closing Date, such number shall be adjusted downward by Four Thousand Seven Hundred Seventeen Dollars ($4,717) for each day between the Target Closing Date and such earlier Closing Date.
     “Net Sales Target” means [*]; provided, however, if the Closing Date occurs prior to the Target Closing Date, such number shall be adjusted downward by [*] for each day between the Target Closing Date and such earlier Closing Date.
     “Patent Assignment” means the Patent Assignment to be executed by Seller and delivered to Buyer on the Closing Date in the form of Exhibit 1.1-D.
     “Patent Rights” means all rights of a Person, in, to or arising out of (i) any patents, patent applications, or inventor’s certificates that claim inventions used in the Products as listed on Schedule 3.10.1, and (ii) any continuations, continuations in part, divisions, re-examinations, re-issues, extensions, and improvements of any of the patents or patent applications listed in Schedule 3.10.1 and any foreign equivalents thereof.
     “Permitted Liens” means any of the following: (a) Liens, if any, arising under the Assigned Contracts; and (b) covenants, restrictions or other encumbrances of any kind imposed on the Purchased Assets pursuant to an Inbound Technology Agreement.
     “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other business entity, wherever located or organized.
     “Products” means, collectively all products currently and in the past under development, developed under, sold under or marketed in conjunction with the name and mark “Soothe®” (including all variations and derivations of such names and marks) by or on behalf of Seller.
     “Sales Period” means January 1, 2007 through the July 31, 2007; provided, however, if the Closing Date occurs prior to July 31, 2007, then the Sales Period shall be January 1, 2007 through such earlier Closing Date.
     “Schedule” means the appropriate schedule to this Agreement.
     “Soothe®” means Soothe Emollient (Lubricant) Eye Drops.
     “Soothe® Net Sales” means the aggregate dollar amount of gross sales of the Products during the Sales Period (the “Determination Period”) minus the actual dollar amount of returns of Products or damages allowances minus the actual dollar amount of cash discounts taken against sales of the Products minus the actual dollar amount of promotional program discounts incurred (excluding the categories of expenses highlighted on Exhibit 1.1-E), in each case to the

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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extent attributable to such gross sales, taken or incurred in the ordinary course of business and consistent with past practices, and with documentation therefor provided to Buyer.
     “Subsidiary” means a Person, more than fifty percent (50%) of the outstanding equity interests of which are owned, directly or indirectly, by Seller.
     “Target Closing Date” means July 31, 2007.
     “Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions attributable thereto.
     “Tax Returns” means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.
     “Technical Transfer” means the technical transfer of the manufacturing of the Products to Buyer’s manufacturing facility.
     “Trademark Assignment” means the Trademark Assignment to be executed by Seller and delivered to Buyer on the Closing Date in the form of Exhibit 1.1-F.
     “Transactions” means the transactions contemplated by this Agreement.
     1.2 Other Definitions. Each of the following terms is defined in the Section or Section referred to below:
“Account” as defined in Section 2.5.
“Alaway Agreement” as defined in the preamble to this Agreement.
“Assigned Claims” as defined in Section 2.1.6.
“Assigned Contracts” as defined in Section 2.1.4.
“Assumed Liabilities” as defined in Section 2.3.
“Books and Records” as defined in Section 2.1.3.
“Buyer” as defined in the preamble to this Agreement.
“Buyer Fundamental Representations” as defined in Section 9.1.
“Buyer Indemnified Parties” as defined in Section 9.2.
“Cap” as defined in Section 9.2.
“Claim” as defined in Section 9.4.
“Closing Date” as defined in Section 8.1.
“Competitive Activity” as defined in Section 6.10.1.
“Confidential Information” as defined in Section 6.4.
“Consideration” as defined in Section 2.5.
“Contracts” as defined in Section 3.11.
“Contributors” as defined in Section 3.9.4.
“Copyrights” as defined in Section 3.10.2.
“Disclosure Schedule” as defined in the preamble to Article III.
“Excluded Assets” as defined in Section 2.2.
“Excluded Liabilities” as defined in Section 2.4.

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“Expiration Date” as defined in Section 9.1.
“Extended Closing Date” as defined in Section 10.1.2
“Final Soothe® Net Sales Calculation” as defined in Section 7.1.10.
“Governmental Consent” as defined in Section 10.2.
“HSR Act” as defined in Section 6.6.
“Inbound Technology” as defined in Section 3.9.5.
“Inbound Technology Agreements” as defined in Section 3.9.5.
“Indemnitee” as defined in Section 9.4.
“Indemnitor” as defined in Section 9.4.
“Inventory” as defined in Section 7.1.8.
“Minimum Claim Amount” as defined in Section 9.2.
“Monthly Soothe® Net Sales Calculation” as defined in Section 5.7.
“Organizational Documents” as defined in Section 3.1.
“Outbound Technology Agreements” as defined in Section 3.9.6.
“Permitted Announcements” as defined in Section 6.3.
“Prepaid Expenses” as defined in Section 2.1.8.
“Purchased Assets” as defined in Section 2.1.
“Purchase Price Allocation Schedule” as defined in Section 2.6.
“Permits” as defined in Section 2.1.5.
“Restrictive Covenants” as defined in Section 6.10.2.
“Retained Claims” as defined in Section 2.4.4.
“Seller” as defined in the preamble to this Agreement.
“Seller Bring Down Representations” as defined in Section 7.11.
“Seller Fundamental Representations” as defined in Section 9.1.
“Seller Indemnified Parties” as defined in Section 9.3.
“Seller’s Return Policy” as defined in Section 3.19.
“Trademarks” as defined in Section 3.10.2.
“Transfer Taxes” as defined in Section 6.5.
     1.3 Rules of Construction.
          1.3.1 References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words “include”, “including” or “includes” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement. The word “or” shall be deemed to have the inclusive meaning represented by the phrase “and/or.” This Agreement is the joint drafting product of Seller and Buyer and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.
          1.3.2 The phrases “have heretofore been provided” or “has provided” or similar words mean that one party has delivered or provided access to such information to the other party or to counsel of such other party.

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ARTICLE II
SALE AND PURCHASE
     2.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, and except as provided in Section 2.2 of this Agreement, on the Closing Date, for the consideration described in Section 2.5 hereof and Buyer’s performance of its other obligations under this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall acquire from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the following (the “Purchased Assets”):
          2.1.1 All Assigned Intellectual Property, including all tangible embodiments thereof; provided, however, that Seller or its Affiliates may retain one copy of any such tangible embodiments, solely for legal, regulatory, Tax or accounting purposes;
          2.1.2 All Products;
          2.1.3 (a) All books, records or information (including all data and other information stored on discs, tapes or other media) of Seller in existence on the date hereof and relating exclusively to any Asset Class, including, any customer lists, customer records, internally prepared production reports, manuals, promotional materials, account management materials or other development plans, documentation (in all media, including digital formats, as currently exists) created or otherwise developed by or on behalf of Seller (including by any Contributor), and all copies thereof in Seller’s possession or control and all other documents and records exclusively relating to any Asset Class, provided, however, that Seller or its Affiliates may retain one copy of any such Books and Records to the extent required for legal, regulatory, Tax or accounting purposes, and (b) a copy of all books, records or information (including all data and other information stored on discs, tapes or other media) of Seller relating to any Asset Class, including, any customer lists, customer records, internally prepared production reports, manuals, promotional materials, account management materials development plans, documentation (in all media, including digital formats, as currently exists) created or otherwise developed by or on behalf of Seller (including by any Contributor), and all other documents and records relating to any Asset Class to the extent related to or included within the Excluded Assets or Excluded Liabilities ((a) and (b) are hereinafter collectively referred to as the “Books and Records”);
          2.1.4 All of the rights of Seller in and to the contracts and purchase orders identified in Exhibit 2.1.4 (collectively, the “Assigned Contracts”); provided, however, that such rights shall not include any of Seller’s accounts receivable arising under the Assigned Contracts on or prior to the Closing Date to the extent that the obligations to which such accounts receivable relate were performed in full by Seller on or prior to the Closing Date;
          2.1.5 All of Seller’s licenses, permits and franchises, approvals, consents, product registrations or authorizations issued to Seller by any Governmental Entity or any third party test house, registrar or certification body, relating to the development or use of the Products, including product registrations or applications and approvals or submissions to the FDA or any regulatory body of any foreign government (collectively, the “Permits”);

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          2.1.6 All of Seller’s claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements of Seller’s IP Rights in or to the Assigned Intellectual Property and all other claims of Seller arising from any Asset Class, including rights to recoveries for damages for defective goods or services, insurance and refund claims and similar assets related to any Asset Class (except to the extent related to Excluded Liabilities) (collectively, the “Assigned Claims”);
          2.1.7 All unapplied prepaid expenses, royalties, deposits and other current and non current assets of Seller, as of the Closing Date, to the extent related to the Purchased Assets (collectively the “Prepaid Expenses”);
          2.1.8 All of the goodwill of Seller associated with any Asset Class, the Soothe® Business or the Books and Records.
     2.2 Excluded Assets. The Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
          2.2.1 All of Seller’s cash and cash equivalents (including marketable securities and short term investments calculated in accordance with GAAP) and accounts receivable, including the accounts receivable expressly set forth in Section 2.1.4; and
          2.2.2 The assets and rights of Seller not included within the definition of “Purchased Assets,” including all of Seller’s right, title and interest in and to any products other than the Products; all originals of the Books and Records provided in copy form to Buyer pursuant to Section 2.1.3(b); all Know-How not exclusively related to the Products (subject to the license set forth in Section 6.11); the copies of tangible embodiments of Assigned Intellectual Property or Books or Records to be retained by Seller pursuant to Sections 2.1.1 and 2.1.3(a), respectively; and all Contracts other than the Assigned Contracts.
     2.3 Assumption of Liabilities. On the Closing Date, Buyer shall assume and agree to pay and perform only the following liabilities and obligations (collectively, the “Assumed Liabilities”):
          2.3.1 The obligations of Seller arising under the Assigned Contracts after the Closing Date, other than the obligations arising from any breach of an Assigned Contract by Seller on or prior to the Closing Date or from Seller’s failure to pay any accounts payable outstanding under an Assigned Contract as of the Closing Date that are not assumed by Buyer pursuant to Section 2.3.5;
          2.3.2 All liabilities and obligations of Seller under or in respect of the Permits to the extent related to the period following the Closing Date;
          2.3.3 All returns of Products following the Closing Date with respect to Products sold or otherwise distributed prior to the Closing Date (i) from Wal-Mart which are returned solely as a result of Buyer, directly or indirectly, selling the Products to Wal-Mart during the [*] and (ii) from any other customer of Seller which are returned solely as a result of Buyer, directly

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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or indirectly, selling the Products to such other customer [*]; and
          2.3.4 All warranty claims (other than product liability claims, which are governed by Section 2.3.5) arising from or related to Products sold or otherwise distributed by or on behalf of Buyer after the Closing Date;
          2.3.5 Any product liability claims arising from or related to Products manufactured, sold or otherwise distributed by or on behalf of Buyer after the Closing Date; and
          2.3.6 The obligations of Seller with respect to the sales promotions identified on Schedule 3.6.2 to the extent they are in effect on the Closing Date or cover periods following the Closing Date.
     2.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, none of the liabilities or obligations of Seller other than the Assumed Liabilities shall be assumed or are being assumed by Buyer, and Seller shall retain and remain and hereby retains and remains solely liable for, all of the debts, expenses, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller, the business of Seller or the Purchased Assets, whether known or unknown, accrued or not accrued, fixed or contingent (collectively, the “Excluded Liabilities”), including the following:
          2.4.1 Any liability related to any Excluded Assets;
          2.4.2 Any liability arising under the Assigned Contracts on or prior to the Closing Date or any liability for any breach by Seller or any other Person of any Assigned Contract prior to the Closing Date or any liability for Seller’s failure to pay any accounts payable outstanding under the Assigned Contracts on or prior to the Closing Date;
          2.4.3 Any product liability claims arising from or related to the Products manufactured, sold or otherwise distributed by or on behalf of Seller on or prior to the Closing Date;
          2.4.4 Any liability, other than liabilities or obligations pursuant to Section 2.4.3, under any Action against Seller based, in whole or in part, on events occurring or circumstances existing on or before the Closing Date (the “Retained Claims”);
          2.4.5 Any liability or obligation related to Seller’s existing or former employees, consultants or independent contractors (other than product liability claims by such existing or former employees, consultants or independent contractors which shall be governed by Sections 2.3.5 or 2.4.3, as appropriate);
          2.4.6 Any liability for any Taxes incurred or accruing prior to the Closing Date with respect to Seller’s business or the Purchased Assets;
          2.4.7 Any liability for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any Affiliate of Seller; and

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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          2.4.8 Any warranty claims that relate to Products manufactured or sold on or prior to the Closing Date and, except as provided in Section 2.3.3, returns of Products manufactured or sold on or prior to the Closing Date.
     2.5 Consideration. In consideration of Seller’s performance of this Agreement and transfer and delivery of the Purchased Assets to Buyer, Buyer shall (in accordance with the allocation provided for in Section 2.6) deliver to Seller at Closing, by wire transfer to the account which Seller shall specify prior to the Closing Date (the “Account”), in immediately available funds, (i) Seven Million Five Hundred Thousand Dollars ($7,500,000); provided, that if Soothe® Net Sales are less than the Net Sales Target such amount shall be reduced by [*] in Soothe® Net Sales below the Net Sales Target (such amount, as adjusted, the “Consideration”).
     2.6 Allocation of Consideration. Within sixty (60) days after the Closing Date, Buyer shall provide to Seller Exhibit 2.6 which shall allocate the Consideration to be paid by Buyer to Seller at and after the Closing among each class of Purchased Assets (the “Purchase Price Allocation Schedule”). Each of Seller and Buyer shall prepare its federal, state, local and foreign Income Tax returns for all current and future tax reporting periods with respect to the transfer of the Purchased Assets to Buyer in a manner consistent with the Purchase Price Allocation Schedule. If any Governmental Entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Purchase Price Allocation Schedule. Neither Seller nor Buyer shall report the allocation of the Consideration in a manner inconsistent with the Purchase Price Allocation Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Disclosure Schedule setting forth exceptions to a specifically identified Section contained in this Article III and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:
     3.1 Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Seller has delivered to Buyer complete and correct copies of its Certificate of Incorporation and By-laws (“Organizational Documents”). Seller is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Change.
     3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller, enforceable against it in accordance

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity. Seller has the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The board of directors of Seller has duly authorized the execution and delivery of this Agreement and the performance of the Transactions.
     3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Collateral Documents to which it is a party and the consummation of the Transactions do not and will not (a) contravene any provision of the Organizational Documents; (b) constitute a breach by Seller of, or result in a Default by Seller under or cause the acceleration of any payments due from Seller pursuant to, any agreement, contract, indenture, lease or mortgage to which Seller is a party or by which any of the Purchased Assets are bound, or violate in any material respect any provision of any Law or Permit to which the Purchased Assets are subject, except for requirements for consents, waivers or notices of Persons set forth on Schedule 3.4.
     3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the Transactions other than (a) those specified in Schedule 3.4 which have not been obtained or (b) those specified in Schedule 3.4 which have previously been obtained.
     3.5 Subsidiaries. Seller has no Subsidiaries and has no equity ownership in any other Person.
     3.6 Financial Statements; Undisclosed Liabilities.
          3.6.1 Financial Statements. Schedule 3.6.1 contains true and complete copies of the Financial Statements as of the date of this Agreement. Such Financial Statements have been prepared from the books and records of Seller as prepared in the ordinary course of business. Except as disclosed in Schedule 3.6.1, the audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and the Financial Statements (other than the Soothe® Historical Report) present fairly, in all material respects, the financial position of Seller and the results of its operations, in each case for the periods and as of the dates specified therein. The Soothe® Historical Report has been prepared from the books and records of Seller as prepared in the ordinary course of business, and accurately presents the gross and net sales of the Products for the period and as of the date specified therein.
          3.6.2 Undisclosed Liabilities. Seller does not have any obligations or liabilities of any kind (whether accrued, absolute, contingent, unliquidated, inchoate or otherwise, and whether due or to become due) that are related to the Purchased Assets except (a) liabilities reflected in the Financial Statements, (b) liabilities expressly disclosed in Schedule 3.6.2 or (c) immaterial obligations or liabilities that are not Assumed Liabilities and cannot reasonably be expected by Seller to impact Buyer’s business or the Purchased Assets after the Closing Date.

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     3.7 Absence of Material Adverse Change. Except as set forth on Schedule 3.7, since September 4, 2004, there has not been any occurrence or event which, individually or in the aggregate, has resulted in or which Seller reasonably expects will result in any Material Adverse Change.
     3.8 Sufficiency of Assets. The Purchased Assets, taken together with the licenses provided for in Section 6.11, constitute all of the tangible and intangible property used by Seller in its business related to the Products or that would be necessary for Buyer to market or sell the Products to the extent that such marketing or sale is conducted in accordance with the Assumed Contracts and Permits and all applicable Laws, except for Seller’s employees, consultants and other professional service or product development advisers, insurance policies, cash, general and administrative assets (including, sales, marketing and finance), interests in real property and other similar assets (including the Excluded Assets) not being transferred to Buyer pursuant to this Agreement.
     3.9 Assigned Intellectual Property.
          3.9.1 Intentionally Omitted.
          3.9.2 Intentionally Omitted.
          3.9.3 Intentionally Omitted.
          3.9.4 Title. Except as set forth on Schedule 3.9.4, Seller owns all right, title and interest in and to the Purchased Assets or, under the Inbound Technology Agreements is, to Seller’s knowledge, licensed legally enforceable rights to use the Purchased Assets and to make, have made, sell, offer to sell, import, license and distribute the Products. There are no Liens (other than Permitted Liens) on any of the Purchased Assets. Except for portions licensed pursuant to the Inbound Technology Agreements or rights granted pursuant to the Outbound Technology Agreements, to Seller’s knowledge, Seller holds valid and enforceable IP Rights in and to all of the Purchased Assets (including all of the Assigned Intellectual Property). Seller has used good faith in the prosecution of all patents included in the Purchased Assets and has performed the patent searches previously provided to Buyer or Buyer’s counsel. Except as set forth in Schedule 3.9.4, Seller did not use any Person other than past or current employees of, or consultants to, Seller (“Contributors”) in the development of the Products or the development, invention, creation and authoring of the Purchased Assets. All Contributors executed valid and binding written agreements with Seller under which the Contributors agreed to maintain confidentiality and assigned all right, title and interest in the Products and the Purchased Assets to Seller. None of the Contributors has any valid claim to ownership, joint ownership, or any other interest in or to any portion of the Products or the Purchased Assets (including the Assigned Intellectual Property).
          3.9.5 Inbound Technology Agreements. Seller uses certain IP Rights in connection with the Purchased Assets (“Inbound Technology”) which are licensed to Seller pursuant to written agreements providing Seller with licenses or other rights to develop, market, distribute, sell, license, use or otherwise exploit the Inbound Technology to the extent provided in such agreements (collectively, the “Inbound Technology Agreements”), each of which is

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identified on Schedule 3.9.5. Seller has provided to Buyer or to Buyer’s counsel true and complete copies of each such Inbound Technology Agreement. Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of and, to Seller’s knowledge, there are no circumstances which would give rise to, any termination, Default, cancellation or breach under, any Inbound Technology Agreement.
          3.9.6 Outbound Technology Agreements. Seller has not: (a) sold, licensed, transferred or assigned to, or otherwise provided for the benefit of, any Person, any Assigned Intellectual Property, (b) granted any Person the right to sublicense any Assigned Intellectual Property to any other Person, or (c) granted any third party ownership rights in or to any Assigned Intellectual Property, except pursuant to written agreements (“Outbound Technology Agreements”), each of which is listed in Schedule 3.9.6. Seller has provided to Buyer or Buyer’s counsel true and complete copies of each such Outbound Technology Agreement.
          3.9.7 No Claims. Except as set forth in Schedule 3.9.7, (a) Seller has received no written notice, and, to Seller’s knowledge it has not received any other notice, of any claim, demand, suit or other assertion by any Person with respect to the Assigned Intellectual Property; and (b) except in connection with Inbound Technology Agreements, to Seller’s knowledge, there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the Assigned Intellectual Property.
          3.9.8 No Government Funding. Seller has not received funding from any Governmental Entity or any academic funding which (a) was used in the development of the Assigned Intellectual Property or the Products; or (b) precludes Buyer from making any desired change to the Assigned Intellectual Property or the Products or combining them with other technology or exploiting or marketing them in any manner.
          3.9.9 No Claims Against Contributors. To Seller’s knowledge, no Person has claimed or has reason to claim that any Contributor, by virtue of its participation in the development of the Assigned Intellectual Property, has thereby: (a) violated any of the terms or conditions of any employment, non-competition or non-disclosure agreement; (b) disclosed or utilized any trade secret or proprietary information or documentation in an unauthorized manner; (c) tortiously interfered with or breached any agreement; or (d) violated or exceeded the scope of any Law or agreement.
          3.9.10 Protection. Seller has taken reasonable measures to protect the proprietary rights owned by Seller to the Assigned Intellectual Property. In no instance has the eligibility of the Assigned Intellectual Property (excluding the portions licensed under the Inbound Technology Agreements) for protection under applicable Law been forfeited to the public domain for any reason.
          3.9.11 Noninfringement. To Seller’s knowledge, the creation, generation, development, or use of the Assigned Intellectual Property and the manufacture, marketing, or sale of the Products do not infringe or misappropriate any IP Right of any Person. Seller has not

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received written notice, and, to Seller’s knowledge it has not received any other notice, of and has no knowledge of any complaint, assertion, threat or allegation that would contradict the foregoing. For purposes of this Section 3.9.11, knowledge shall not be inferred solely because the claimant complied with patent marking requirements or statutory copyright notice provisions.
          3.9.12 Judgments and Settlements. The Assigned Intellectual Property and, to Seller’s knowledge, the right of any third party licensor to the intellectual property licensed pursuant to the Inbound Technology Agreements, are not subject to any outstanding settlement agreement, order, ruling, decree, judgment, or stipulation preventing their use by Buyer after the Closing Date.
          3.9.13 Warranties and Warranty Claims. Other than as set forth in the Outbound Technology Agreements and except for indemnification obligations set forth in certain of the Assigned Contracts, Seller has not made any written or other binding warranty or representation with respect to any of the Assigned Intellectual Property, or any product that embodies or utilizes any of it.
     3.10 IP Rights.
          3.10.1 Patents. Schedule 3.10.1 lists: (a) all patents and patent applications (United States and foreign) that have been issued or assigned to Seller, and (b) all invention disclosure statements prepared by or for Seller, in each case, claiming or disclosing inventions used in or necessary to use, develop, sell, offer to sell or market the Products. Except as set forth in Schedule 3.10.1, Seller has provided to Buyer or Buyer’s counsel true and complete copies of all such patent and patent applications (as amended to date) and has provided to Buyer or Buyer’s counsel all of Seller’s internal documentation, the prosecution files of patent counsel, a copy of the file wrapper and any validity opinions and valuations, whether internally or externally prepared, relating to such patents, applications and invention disclosure statements, and has provided to Buyer or Buyer’s counsel true and complete copies of all other written documentation evidencing ownership, prosecution and enforcement (if applicable) of each such item. Neither Seller nor any Affiliate of Seller owns or has rights to any patent or patent application that will affect Buyer’s rights in the Assigned Intellectual Property, other than as set forth on Schedule 3.10.1.
          3.10.2 Copyrights and Trademarks. (a) Schedule 3.10.2 lists all worldwide registered copyrights owned by Seller that constitute Assigned Intellectual Property used by Seller in respect of the Purchased Assets (the “Copyrights”), along with information as to Seller’s ownership thereof or licenses or rights therein and registration thereof. All worldwide trademarks (including words, phrases, symbols, product shapes or logos), service marks, trademark registrations, trade names and trade dress, and the goodwill related thereto that constitute Assigned Intellectual Property or are owned by Seller and used by Seller solely in respect of the Purchased Assets (collectively, the “Trademarks”) are listed on Schedule 3.10.2 (whether registered, filed or common law), along with information as to Seller’s ownership thereof and registrations or applications and related information thereof (including but not limited to any applicable docketing or filing deadline dates occurring within six (6) months from the date of this Agreement). Seller has filed and used the Trademarks in good faith and has performed the trademark searches previously provided to Buyer or Buyer’s counsel. No

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Trademark filing, registration or application with a Governmental Entity identified in Schedule 3.10.2 (except as listed therein) has expired or been canceled, and Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of any third party claim or petition for cancellation or opposition, or any outstanding office action from the relevant Governmental Entity responsible for trademark filings with respect to any such registration or application that has not been provided to Buyer or Buyer’s counsel. Except as listed on Schedule 3.10.2, (i) there are no restrictions on the use of the Copyrights or Trademarks that would affect Buyer’s use of the Copyrights or Trademarks after the Closing Date, and (ii) to Seller’s knowledge, no Copyrights and Trademarks are being infringed, violated, misappropriated or otherwise conflicted with by any Person.
               (a) (i) The Copyrights and Trademarks are valid, in full force and effect, enforceable and owned exclusively by Seller (except as provided in Schedule 3.10.2), (ii) Seller has the unencumbered and unrestricted right to use, license and convey ownership and title of all the Copyrights and Trademarks to Buyer free and clear of all Liens (other than Permitted Liens), (iii) Seller has not granted to any party the right to use the Copyrights and Trademarks except in connection with the Assigned Contracts or as set forth on Schedule 3.10.2, (iv) Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of any claim, demand, suit or other assertion by any Person, and, to Seller’s knowledge, there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior rights, ownership or shared ownership requiring any payments or transfer of the Copyrights and Trademarks to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the Copyrights and Trademarks, (v) Seller has taken reasonable measures to protect the proprietary rights of Seller to the Copyrights and Trademarks and in no instance has the validity, ownership or eligibility of the Copyrights and the Trademarks for protection under applicable Law been forfeited to the public domain or any Person for any reason, and (vi) to Seller’s knowledge, the Copyrights and Trademarks do not infringe or otherwise conflict with the IP Rights of any Person and Seller has not received written notice, and, to Seller’s knowledge it has not received any other notice, of and has no knowledge of any complaint, assertion, threat or conflict that would contradict the foregoing, except as provided in Schedule 3.10.2.
          3.10.3 Know-How. Seller has used reasonable commercial efforts to safeguard and protect the confidentiality of the Know-How. Seller has no knowledge of any violation of the Know-How protection practices and procedures of Seller by any Person or the misappropriation of any Know-How by any Person. Seller has no knowledge that (a) any of the Know-How is presently invalid or unprotectable, or (b) any Know-How has become part of the public domain.
     3.11 Contracts. Set forth on Schedule 3.11 is a list of all Assigned Contracts and written contracts with any Person relating to professional services or product development with respect to the Purchased Assets (the “Contracts”), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) Seller has provided to Buyer or Buyer’s counsel. There is no Default on the part of Seller, or written notice of or knowledge of Seller of any Default on the part of any other party, in the performance of any obligation to be performed or paid under any Contract.

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     3.12 Restrictions on Purchased Assets. Except as set forth on Schedule 3.12 and except for the Inbound Technology Agreements and Outbound Technology Agreements, there is no agreement to which Seller, with respect to the Purchased Assets, is a party or, to Seller’s knowledge by which it is otherwise bound, nor any judgment, injunction, order or decree affecting the Purchased Assets which prohibits or limits the scope of development or marketing of the Products. Buyer is not and after the Closing Date neither it nor the Purchased Assets shall be bound by the agreements set forth on Schedule 3.12.
     3.13 Suppliers. Schedule 3.13 lists all of the suppliers with respect to the Purchased Assets.
     3.14 Litigation; Product Liability.
          3.14.1 Litigation. There are no Actions pending by or against or, to Seller’s knowledge, threatened, and since September 4, 2004, there have not been pending any Actions, against Seller related to the Purchased Assets and since September 4, 2004 there have not been any such Actions related to the Purchased Assets; and Seller is not subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity related to the Purchased Assets.
          3.14.2 Product Liability. There are no Actions presently pending or, to the knowledge of Seller, threatened, and since September 4, 2004, there have not been pending any Actions, that are based on any legal or equitable theory of recovery whatsoever, arising out of any injury to individuals or property as a result of the ownership, possession or use of, or from any defect or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation or condition relating to, any of the Products. There has never been any recall conducted with respect to any of the Products.
     3.15 Compliance with Laws and Permits. Seller is in compliance in all material respects with all Laws applicable to the Purchased Assets. Seller has not received any written notice, and to Seller’s knowledge it has not received any other notice, of any asserted failure to comply with such Laws. Seller holds all Permits necessary for the ownership, manufacture, use, marketing and sale of the Purchased Assets.
     3.16 Conflicts of Interest. Except as set forth on Schedule 3.16, neither Seller nor, to its knowledge, any of its directors or Affiliates, is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Purchased Assets. Notwithstanding the foregoing, Seller is making no representation with respect to any actual or potential conflicts of interest of its directors who represent any of its venture capital investors or any fund, general partner or management company that such directors represent or in which such funds, general partners or management companies have an interest.
     3.17 Brokers’ or Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

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     3.18 Insurance. Seller has maintained product liability insurance since September 4, 2004 and, since that date, has neither made nor been entitled to make any claims thereunder.
     3.19 Seller’s Return Policy. Prior to the Closing Date, Seller has accepted returns in the ordinary course of its business and in accordance with its return policy, as in effect from time to time, and, following the Closing and subject to Section 2.3.3, Seller shall accept returns of Products in accordance with Seller’s return policy attached hereto as Schedule 3.19 (“Seller’s Return Policy”) to the extent such Products were manufactured or sold on or prior to the Closing Date. Seller has not, and following the Closing Date shall not commence (or in any way be required) to accept returns of Products in violation of Seller’s Return Policy.
     3.20 Disclosure. No representation or warranty made by Seller in this Agreement, the Collateral Documents or the certificates delivered pursuant to Section 8.2.2 (d), (e) and (f) contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and subsisting under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets owned and operated by it.
     4.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The board of directors of Buyer has duly authorized the execution and delivery of this Agreement and the performance of the Transactions. No approval of the stockholders of Buyer is required with respect to the consummation of the Transactions.
     4.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Buyer, the execution, delivery and performance by Buyer of the Collateral Documents to which it is a party and the consummation of the Transactions do not and will not (a) contravene any provision of the organizational documents of Buyer, or (b) constitute a breach of, or result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Buyer is a party or by which either Buyer or its assets is bound, or violate any provision of any applicable Law, permit or license to which Buyer is subject, where any such breaches, Defaults or violations would materially impair the ability of Buyer to consummate and perform the Transactions.

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     4.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or required of Buyer in connection with the consummation of the Transactions other than (a) those which have previously been obtained, or (b) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Buyer to consummate the Transactions.
     4.5 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.
ARTICLE V
PRECLOSING COVENANTS OF SELLER
     5.1 Access. Prior to the Closing, Seller shall provide or make available to Buyer and its representatives such additional information concerning the Products and the Purchased Assets as Buyer reasonably requests. Upon notice from Buyer, Seller shall give Buyer and Buyer’s representatives access to all of the facilities, books and records of Seller related to the Products and the Purchased Assets, and Seller shall use all commercially reasonable efforts to make Seller’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers available to Buyer as Buyer shall from time to time reasonably request. Notwithstanding the generality of the foregoing, Buyer agrees that its communications with Seller’s officers, employees (including all technical employees), suppliers, customers, and contract manufacturers shall be coordinated with Seller and conducted in a manner so as to interfere as little as possible with Seller’s day-to-day business operations.
     5.2 Conduct of Business. From the date of this Agreement through the Closing Date, except as otherwise specifically set forth in this Agreement (including Sections 7.1.8, 7.1.9 and 7.1.10), Seller covenants that it shall:
               (a) use commercially reasonable efforts to preserve intact and maintain the Purchased Assets;
               (b) use commercially reasonable efforts (of a company that has terminated its sales force and is in the process of winding down a division of its business) to maintain the accounts of its customers including, without limitation, [*];
               (c) use commercially reasonable efforts (of a company that has terminated its sales force and is in the process of winding down a division of its business) to continue its engagement of Emerson pursuant to the Emerson Agreement;
               (d) make payments when due on its liabilities with respect to the Purchased Assets to suppliers, trade creditors, to parties to the Assigned Contracts and other Persons and not delay in making any such payment (unless contesting such payments in good faith) or enter into extended payment terms with respect to such Assigned Contracts and shall

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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notify Buyer of any written notice of Default or Default known to Seller with respect to such Assigned Contracts;
               (e) maintain the Books and Records consistent with past practice; and
               (f) distribute Five Hundred Thousand (500,000) samples of the Products to its existing customers during the Sales Period; provided, however, if the Closing Date occurs prior to the Target Closing Date, such number of samples shall be adjusted downward by Two Thousand Three Hundred and Fifty Eight (2,358) samples for each day between the Target Closing Date and such earlier Closing Date.
          5.2.2 Notwithstanding Section 5.2, except as otherwise specifically set forth in this Agreement or any Collateral Document, or with the prior written consent of Buyer, Seller covenants that with respect to the Purchased Assets and the Products it shall not:
               (a) sell, lease or transfer any Purchased Asset, except for the sale of Inventory in the ordinary course of business;
               (b) cause or permit to arise any Lien (other than Permitted Liens) on any Purchased Asset;
               (c) enter into any amendment, modification or change to any of the Assigned Contracts or enter into any new agreement with respect to the Purchased Assets or the Products (excluding for these purposes all agreements, amendments, modifications and changes made with respect to the agreements listed on the Disclosure Schedule hereto as being terminated by Seller in connection with the Closing);
               (d) give any notice of Default or breach, or renewal, non-renewal or cancellation to any Person pursuant to any Inbound Technology Agreement or Outbound Technology Agreement unless reasonably necessary to protect the Soothe® Business or the Purchased Assets (excluding for these purposes any non-renewal or cancellation notices given in connection with Seller’s termination of certain agreements in connection with the Closing as identified in the Disclosure Schedule);
               (e) sell, assign, or otherwise transfer any rights in any of the Assigned Intellectual Property to any Person;
               (f) enter into any strategic alliance of any kind with respect to the Purchased Assets or the Products;
               (g) commence cease and desist demands or any Action to perfect, maintain, or enforce the IP Rights of Seller with respect to the Assigned Intellectual Property unless reasonably necessary to protect the Products or the Purchased Assets;
               (h) take any action which would result in a breach of any of Seller’s representations or warranties in this Agreement or interfere with Seller’s ability to perform all of its obligations under this Agreement; or

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               (i) authorize any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.3 Exclusivity. From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 10.1, Seller agrees that it shall not, directly or indirectly, through its Affiliates, directors, officers, shareholders, employees, agents, representatives or otherwise, offer for sale or participate in negotiations, discussions or due diligence reviews, with respect to the sale, license or other transfer of rights or assets related to the Purchased Assets or the Products, directly or indirectly, with any person or entity other than Buyer.
     5.4 Consents. Seller shall, at its sole cost and expense, use its reasonable commercial efforts to promptly obtain the consents of all requisite Persons so as to vest all of the rights and obligations of Seller under the Assigned Contracts, Assigned Intellectual Property and Permits and other Purchased Assets in Buyer as of the Closing Date. Buyer shall, at Seller’s request, use commercially reasonable efforts to assist Seller in obtaining such consents and shall have the right, if additional assurances with respect to the assumption of obligations by Buyer are requested by the Person from whom consent is sought, to participate, directly or through its representatives, in the process of obtaining such consents, provided, however, that Buyer shall not be required to make any payment to any Person or undertake any other obligation or liability in connection with obtaining any such consent. The forms of such consents shall be in recordable form and subject to the prior approval of Buyer, such approval to not be unreasonably withheld or delayed.
     5.5 Pre-Closing Litigation Consultation. Seller shall consult with Buyer regarding the prosecution and conduct of any pending Action which may affect a Purchased Asset or an Assumed Liability, and shall not, without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed, settle any such Action or take any dispositive measures in such Action.
     5.6 Technical Transfer. Seller shall use its good faith efforts to assist Buyer in completing the Technical Transfer.
     5.7 Monthly Calculation of Soothe® Net Sales. Seller shall provide Buyer, within ten (10) business days after the last day of each month after the date hereof and prior to the Closing Date, with an internally prepared calculation of Soothe® Net Sales for the period commencing on January 1, 2007 and ending on the last day of the month for which such calculation has been prepared (“Monthly Soothe® Net Sales Calculation”).
ARTICLE VI
OTHER COVENANTS
     6.1 Reasonable Commercial Efforts. Seller and Buyer will use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable.

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     6.2 Laws Affecting Transfer of Permits. Seller shall and, if required, Buyer shall make any necessary filings with the appropriate Governmental Entities required to transfer the Permits under applicable Laws.
     6.3 Public Announcements. On or after the date hereof, Buyer and Seller shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party’s review of and consent to any public announcement concerning the Transactions, issue any press release or announcement concerning this Agreement or the Transactions without the consent of the other, except for (a) disclosures required by Law, in which case such press releases or announcements shall be reviewed and approved by both Buyer and Seller in advance, (b) announcements as may be reasonably necessary in connection with obtaining the consents set forth on Schedule 3.4, and (c) announcements to Seller’s stockholders and Affiliates as may be reasonably necessary in connection with the Transactions contemplated by this Agreement (the press releases and announcements set forth in clauses (a) through (c), the “Permitted Announcements”). During such period Seller and Buyer shall, to the extent practicable, allow the other party reasonable time to review and comment on any Permitted Announcement in advance of its issuance and to reflect the reasonable and good faith comments of such other party. The parties intend that the initial press release or announcement (other than the Permitted Announcements) of each of Seller and Buyer of the terms of the Transactions shall be made promptly following the Closing Date in the forms agreed to by the parties prior to the Closing Date.
     6.4 Confidentiality.
          6.4.1 Prior to the Closing Date, Buyer shall, and shall use commercially reasonable efforts to cause its personnel, agents and consultants to, hold in strict confidence, not disclose to any Person without the prior written consent of Seller, and not use in any manner whatsoever not contemplated by this Agreement (including to effect the Technical Transfer), any confidential business or technical information in their possession concerning the Purchased Assets (the “Confidential Information”). In furtherance of the foregoing, if Buyer becomes aware of a breach of any confidentiality obligations by any of its personnel, agents or, whether from Seller or otherwise, Buyer shall diligently enforce such confidentiality obligations, notify Seller of such breach (if Seller did not notify Buyer) and keep Seller informed on a regular basis of the status of its efforts, it being understood that Buyer shall have the right (but not the obligation unless requested by Seller, in which case Buyer shall have the obligation) to bring suit to enforce the confidentiality obligations or recover damages for breach of such confidentiality obligation and, if Seller asks Buyer to bring any such suit then all of the expenses of any such suit shall be borne by Seller (and Seller shall have the right to participate with Buyer in such action at Seller’s cost).
          6.4.2 Following the Closing Date, Seller shall, and shall use commercially reasonable efforts to cause its personnel, agents and consultants (including the parties to the Contracts set forth on Schedule 3.11 identified with an *) to, hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, and not use in any manner whatsoever, any Confidential Information. In furtherance of the foregoing, if Seller becomes aware of a breach of any confidentiality obligations by any of its personnel, agents or consultants (including any party to the Contracts set forth on Schedule 3.11 identified with an *), whether

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from Buyer or otherwise, Seller shall diligently enforce such confidentiality obligations, notify Buyer of such breach (if Buyer did not notify Seller) and keep Buyer informed on a regular basis of the status of its efforts, it being understood that Seller shall have the right (but not the obligation unless requested by Buyer, in which case Seller shall have the obligation) to bring suit to enforce the confidentiality obligations or recover damages for breach of such confidentiality obligation and, if Buyer asks Seller to bring any such suit then all of the expenses of any such suit shall be borne by Buyer (and Buyer shall have the right to participate with Seller in such action at Buyer’s cost). Notwithstanding the foregoing, Buyer’s prior written consent shall not be required with respect to disclosures and uses of Books and Records related to the Excluded Assets to the extent Confidential Information related to the Purchased Assets is excluded or redacted therefrom.
     6.5 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transactions (“Transfer Taxes”), together with any interest or penalties with respect thereto shall be paid by Seller at its sole expense. Seller will prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes when due, at its sole expense, and, if required by applicable Law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. Seller shall promptly provide Buyer with copies of such Tax Returns. All Transfer Tax Returns shall be prepared on a basis consistent with the Purchase Price Allocation Schedule.
     6.6 HSR Filing. Buyer and Seller shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Act (“HSR Act”). Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with formalizing such determination.
     6.7 Cooperation Regarding Audits and Litigation. Upon reasonable prior written notice given by Buyer to Seller or Seller to Buyer, as the case may be, each party shall provide the other with access to such information and employees as either party may reasonably request in connection with any audits, actions, suits or proceedings relating to the Purchased Assets or the Retained Claims.
     6.8 Insurance Claims. After the Closing Date, Seller and Buyer shall cooperate with Seller’s insurers in processing all claims arising with respect to acts, omissions, or occurrences in connection with or related to the Purchased Assets prior to the Closing Date and shall cooperate with Buyer’s insurers in processing all claims with respect to acts, omissions, or occurrences in connection with or related to the Purchased Assets after the Closing Date.
     6.9 Additional Assurances. After the Closing Date, Seller shall and shall cause its Affiliates to take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest Seller’s ownership, rights and privileges in the Purchased Assets in Buyer. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset is prohibited by any applicable Law or would require any Governmental Entity or other third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or

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waivers shall not have been obtained prior to the Closing and Buyer shall have waived the applicable condition to Closing with respect to such item(s), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and liabilities of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits and liabilities of use of any such Purchased Asset cannot be provided to Buyer following the Closing pursuant to this Section 6.9, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to Buyer the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder to the extent permitted by Law.
     6.10 Covenant Not to Compete.
          6.10.1 For a period of three (3) years after the Closing Date, each of Seller and Dan Myers agree that it will not, and Seller agrees that it will cause its Affiliates not to, alone or with any other Person, (a) develop, sell, distribute, market or service any over-the-counter ophthamological product similar to (including trademark and trade dress; substantially similar copyright) or that competes with or could compete with any of the Products (the “Competitive Activity”), or (b) directly or indirectly (i) hold or invest in any equity (or debt convertible into equity) of, or (ii) manage, operate or control, any Person that engages in any Competitive Activity; provided, however, that each of Seller, such Affiliates and Dan Myers, may directly or indirectly own up to five percent (5%) of the issued and outstanding securities of any publicly held corporation; and, further provided, that this Section 6.10.1 shall not apply to any third party acquirer of all or substantially all of Seller’s business assets or stock in an arms’ length transaction.
          6.10.2 In the event Seller, any Seller Affiliate or Dan Myers breaches, or threatens to commit a breach of, any of the provisions of Section 6.10.1 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (a) the right and remedy to seek to enjoin the breaching party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and (b) the right and remedy to seek to require the breaching party to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of the Restrictive Covenants.

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          6.10.3 Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
          6.10.4 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
     6.11 License of Know-How Not Exclusively Related to the Products. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a non-exclusive, assignable, royalty-free, irrevocable, worldwide license, with the right to sublicense, to use its proprietary rights in the Know-How not exclusively related to the Products to the extent that such Know-How is necessary for Buyer’s manufacture, marketing or sale of the Products (including research and development related to improvements thereon) and for no other purpose. In connection with the license of the Know-How not exclusively related to the Products granted pursuant to this Section 6.11, Buyer shall, and shall use commercially reasonable efforts to cause its personnel and agents to, (a) hold such Know-How in strict confidence, (b) not disclose such Know-How to any Person without the prior written consent of Seller, which shall not be unreasonably withheld, and (c) use such Know-How only as expressly contemplated or permitted by the license granted in the first sentence of this Section 6.11.
     6.12 Supplements. From time to time prior to the Closing Date, Seller shall supplement or amend the Disclosure Schedule to correct inaccuracies therein or to reflect matters arising after the date hereof, which if existing or occurring at the date hereof, would have been required to be set forth or described on the Disclosure Schedule; provided, that no interim supplements or amendments shall be required with respect to changes contemplated by this Agreement (or in the Disclosure Schedules delivered on the date hereof) or to correct inaccuracies of a technical or ministerial nature. No such supplement or amendment shall (i) have any effect for the purposes of determining the satisfaction of conditions to Closing set forth in Article VII or (ii) relieve the Seller of liability or diminish any right or remedies of Buyer with respect to any breach of representation or warranty made or deemed to be made to Buyer herein or in the Disclosure Schedule or in any document or certificate delivered pursuant hereto prior to the date of such supplement or amendment; provided, that if the Closing occurs, the representations and warranties which are made or deemed to have been made as of the Closing Date shall be deemed to incorporate the supplemental and amended Disclosure Schedule, so that

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if the conditions to Closing have been satisfied and the Closing Date occurs, Seller shall have no liability under Article IX for breach of any representation and warranty with respect to the matters disclosed on the supplementary and amended Disclosure Schedule.
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING
     7.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:
          7.1.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller set forth in Sections 3.2, 3.3, 3.4 (subject to Section 10.2), 3.6.1 (but only with respect to the representations and warranties of Seller related to the Soothe® Historical Report), 3.6.2, 3.7, 3.9, 3.10, 3.11, 3.12, 3.14, 3.15, 3.17, 3.18 and 3.19 of this Agreement (the “Seller Bring Down Representations”) shall be true and correct in all material respects (except to the extent that any Seller Bring Down Representation is qualified by its terms with reference to materiality, in which case such Seller Bring Down Representation shall be true and correct as written) as of the date of this Agreement and, except for any changes to the Disclosure Schedule to reflect changes contemplated by this Agreement or any Seller Bring Down Representation that expressly speaks as of a certain date, as of the Closing Date as though made on and as of the Closing Date, Seller shall have performed all covenants and agreements to be performed by it under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate of Seller’s chief executive officer or chief financial officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Buyer;
          7.1.2 Government Approvals. All consents or approvals of the Transactions by Governmental Entities shall have been granted;
          7.1.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;
          7.1.4 Required Consents. Except as expressly indicated on Schedule 3.4 as not being a consent required by Buyer on the Closing Date, the consents set forth on Schedule 3.4 shall have been obtained on terms that do not, without Buyer’s consent, modify any Assigned Contract in a manner that would impose an obligation on Buyer after the Closing Date other than those set forth in any such Assigned Contract on the date of this Agreement;

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          7.1.5 No Material Adverse Change. Since September 4, 2004, there shall not have been any occurrence or event which, individually or in the aggregate, (i) has resulted in or which Seller reasonably expects will result in any Material Adverse Change and Seller shall have delivered to Buyer a certificate of its chief executive officer to such effect, dated the Closing Date, or (ii) Buyer reasonably expects will result in any Material Adverse Change;
          7.1.6 Opinion of Counsel for Seller. Outside counsel for Seller shall have delivered to Buyer its opinion, dated the Closing Date, in the form of Exhibit 7.1.6;
          7.1.7 Collateral Documents. Seller shall have executed and delivered to Buyer the Collateral Documents to which it is a party;
          7.1.8 Destruction of Inventory. On or as soon as reasonably practicable following the Closing Date (but in any event within sixty (60) days following the Closing Date), Seller shall destroy all goods and materials held for resale or license in connection with any Asset Class or incorporated into or consumed in connection with the Products, including raw materials, work in process, finished goods, packaging, labels, cartons and related promotional or advertising material owned or controlled by Seller on the Closing Date, regardless of where located (collectively, the “Inventory”);
          7.1.9 [Intentionally Omitted].
          7.1.10 Final Soothe® Net Sales Calculation. Seller shall have delivered the Soothe® net sales calculation for the period commencing on January 1, 2007 and ending on July 31, 2007 (the “Final Soothe® Net Sales Calculation”), which calculation shall be attached hereto as Exhibit 7.1.10, and a certificate, executed by Seller’s chief financial officer, certifying that the Final Soothe® Net Sales Calculation was prepared in good faith from the books and records of Seller in the ordinary course of business and accurately presents the Soothe® Net Sales for the periods and as of the dates specified therein.
          7.1.11 Other Documents. Seller shall have delivered to Buyer such other documents and instruments as Buyer or its counsel may reasonably request in good faith to effect the transfer of the Purchased Assets pursuant to this Agreement.
     7.2 Conditions to Obligations of Seller to Close. The obligation of Seller to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date:
          7.2.1 Compliance with Agreement. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or any representation that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Buyer shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of an authorized

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officer of Buyer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Seller;
          7.2.2 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;
          7.2.3 Collateral Documents; Consents. Buyer shall have executed and delivered to Seller the Collateral Documents to which it is a party;
          7.2.4 Reimbursement. Buyer shall have reimbursed Seller for all out-of-pocket documented logistical costs and expenses incurred in good faith by Seller in connection with the Technical Transfer.
          7.2.5 Other Documents. Buyer shall have delivered to Seller such other documents and instruments as Seller or its counsel may reasonably request in good faith connection with the assumption of the Purchased Assets and the Assumed Liabilities.
ARTICLE VIII
THE CLOSING
     8.1 Time and Place. The Closing shall be held on the Target Closing Date at the offices of Nixon Peabody LLP, Rochester, New York, or such other date as may be mutually agreed upon by the parties. The actual date and time of the Closing are referred to as the “Closing Date.”
     8.2 Conduct of Closing.
          8.2.1 As to Buyer. At the Closing, Buyer shall, in exchange for the Purchased Assets, deliver to Seller, in each case duly executed by Buyer:
               (a) The Consideration;
               (b) The certificate required by Section 7.2.1;
               (c) A certificate dated the Closing Date and signed on behalf of Buyer by its respective Secretary or Assistant Secretary attaching (i) a certificate issued by the Secretary of State of New York as of a date within fifteen (15) business days of the Closing Date evidencing that Buyer is a subsisting corporation, and (ii) specimen signatures of the incumbent officers of Buyer executing this Agreement, the Collateral Documents and the certificates being delivered pursuant to this Agreement;
               (d) The Collateral Documents to which Buyer is a party;

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               (e) The reimbursement required by Section 7.2.4; and
               (f) Such other documents and instruments as Seller or its counsel may reasonably request pursuant to Section 7.2.5.
          8.2.2 As to Seller. Seller shall deliver or shall cause to be delivered to Buyer, in each case duly executed by Seller:
               (a) The Collateral Documents to which Seller is a party;
               (b) The Purchased Assets;
               (c) The certificate required by Section 7.1.1;
               (d) The certificate required by Section 7.1.5;
               (e) A certificate dated the Closing Date and signed on behalf of Seller, by its Secretary or Assistant Secretary, attaching (i) a certificate of good standing from the Secretary of State of the State of Delaware dated as of a date within fifteen (15) business days of the Closing Date, (ii) a copy of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and the Collateral Documents to which it is a party and the consummation of the Transactions and authorizing the officers of Seller to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, and (iii) specimen signatures of the incumbent officers of Seller executing any documents executed and delivered pursuant to or in connection with this Agreement;
               (f) The opinion of counsel specified in Section 7.1.6;
               (g) The Final Soothe® Net Sales Calculation and certificate as required by Section 7.1.10; and
               (h) Such other documents and instruments as Buyer or its counsel may reasonably request pursuant to Section 7.1.8.
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
     9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing until eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.17, 3.8.2, and 3.9.4 (the “Seller Fundamental Representations”) shall survive until the expiration of all statutes of limitations applicable thereto, and the representations and warranties of Buyer contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 (the “Buyer Fundamental Representations”) shall survive until the expiration of all statutes of limitations applicable thereto. In the event notice of any Claim for indemnification

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under Section 9.4 shall have been given prior to midnight on the last day of the applicable survival period (the “Expiration Date”), the representations and warranties that are the subject of such Claim shall survive until the Claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.
     9.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates, and each of their respective employees, directors, agents and representatives (collectively, the “Buyer Indemnified Parties”), on an after-tax basis, from and against any and all Loss and Litigation Expense, which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty of Seller, (b) the failure of Seller to perform any of its covenants or agreements contained in this Agreement, (c) the failure by Seller to satisfy any liability or obligation which is an Excluded Liability, (d) the failure of Seller or its Affiliates to pay any Transfer Taxes which Seller is required to pay pursuant to Section 6.5 or any other costs or expenses which are the responsibility of Seller, or (e) the failure of any of Seller’s personnel, agents or consultants (including a party to the Contracts set forth on Schedule 3.11 identified with an *) to hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, or not use in any manner whatsoever, any Confidential Information; provided, however, that Seller shall not be required to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 9.2(a) with respect to any Loss and Litigation Expense incurred by the Buyer Indemnified Parties until the amount of Loss and Litigation Expense suffered by the Buyer Indemnified Parties related to each individual Claim exceeds Twenty Thousand Dollars ($20,000) (the “Minimum Claim Amount”); provided, further, however, that the aggregate amount that Seller shall be required to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 9.2(a) with respect to all Loss and Litigation Expense incurred by all Buyer Indemnified Parties shall not exceed twenty percent (20%) of the Consideration (the “Cap”); provided further, however, that the Cap shall not apply with respect to any Loss and Litigation Expense resulting from a breach of any Seller Fundamental Representation (other than 3.8.3) or from fraud or intentional misrepresentation of Seller and the Minimum Claim Amount shall not apply with respect to any Loss and Litigation Expense resulting from fraud or intentional misrepresentation of Seller. With respect to Seller’s indemnification obligation in clause (e) above, notwithstanding anything to the contrary in this Agreement, (i) Seller shall not be liable to Buyer if Buyer (x) requests Seller to bring an action against Seller’s personnel, agents or consultants to protect such Confidential Information or recover damages as contemplated by Section 6.4, and Buyer does not promptly pay all Litigation Expenses associated with such action (or provide other assurance reasonably acceptable to Seller that such payment will be made) or (y) does not request Seller to bring such action, and (ii) Seller’s liability shall not extend to any Litigation Expense incurred by Buyer that is associated with such action against Seller’s personnel, agents or consultants. In the event that amounts are owed to Buyer in connection with any Claims for Losses or Litigation Expenses properly noticed pursuant to Article IX of this Agreement, Buyer shall have the right (but not the obligation) to offset the amount of such Claims against the Post-Closing Consideration (as defined in the Alaway Agreement).
     9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective employees, directors, agents and representatives (collectively, the “Seller Indemnified Parties”), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them,

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may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of Buyer to perform any of its covenants or agreements contained in this Agreement, (c) the failure by Buyer to satisfy any liability or obligation which is an Assumed Liability, or (d) the failure of Buyer or its Affiliates to pay any other costs or expenses which are the responsibility of Buyer; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 9.3(a) with respect to any Loss and Litigation Expense incurred by the Seller Indemnified Parties until the amount of Loss and Litigation Expense suffered by the Seller Indemnified Parties related to each individual Claim exceeds the Minimum Claim Amount; provided, further, however, that the aggregate amount that Buyer shall be required to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 9.3(a) with respect to all Loss and Litigation Expense incurred by all Seller Indemnified Parties shall not exceed the Cap; provided further, however, that the Cap shall not apply with respect to any Loss and Litigation Expense resulting from a breach of any Buyer Fundamental Representation or from fraud or intentional misrepresentation of Buyer and the Minimum Claim Amount shall not apply with respect to any Loss and Litigation Expense resulting from fraud or intentional misrepresentation of Buyer.
     9.4 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim (“Claim”) which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article IX (the “Indemnitee”) shall give written notice thereof to the party from whom indemnification is sought (the “Indemnitor”). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. If the Indemnitor, after written notice from Indemnitee, (a) fails within thirty (30) days after receipt of such notice to notify the Indemnitee (i) of its intent to defend against such Loss or Claim and (ii) that it irrevocably acknowledge its obligation to indemnify the Indemnitee pursuant to this Agreement for such Loss or Claim, or (b) after providing such notice fails to defend, contest, or otherwise protect against such Loss or Claim, or (c) after commencing to defend, contest or otherwise protect against such Loss or Claim fails to diligently continue to defend, contest or otherwise protect against the same, then in any such case the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor. If the Indemnitor provides the Indemnitee with the notice contemplated by this Section 9.4(a)(i) and (ii), then the Indemnitor may settle or compromise the entry of any judgment (x) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (y) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
     9.5 No Subrogation. Subject to Section 2.7.2, if any payment is made by or Claim asserted against Seller under the terms of this Article IX, none of Seller Indemnified Parties shall have any rights against the Purchased Assets, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets with respect thereto. Except as set forth in Section 2.7.2, any rights which Seller Indemnified Parties may have, by operation of law or otherwise against the Purchased Assets are, effective on the Closing Date, hereby expressly and knowingly waived.
     9.6 Sole Remedy. The indemnification provided for in this Article IX shall be the sole and exclusive remedy of any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, with respect to any Loss and Litigation Expense for which indemnification is owed pursuant to this Article IX.
ARTICLE X
TERMINATION
     10.1 Optional Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before completion of the Closing:
          10.1.1 by mutual agreement of Buyer and Seller;
          10.1.2 by Seller if Buyer breaches any of its respective representations, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2.1, and such breach shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before September 1, 2007 (the “Extended Closing Date”), provided that Seller is not then in material breach of any applicable provision of this Agreement;
          10.1.3 subject to Section 10.2, by Buyer, (a) if Seller breaches any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.1.1 and such breach shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the Extended Closing Date provided that Buyer is not then in material breach of any applicable provision of this Agreement, or (b) upon the occurrence of a Material Adverse Change; or
          10.1.4 by Seller upon the happening of an occurrence or event which, individually or in the aggregate, has resulted in or which Seller reasonably believes will result in a Material Adverse Change that cannot or will not be cured by the Extended Closing Date, provided, that Seller shall have no right to terminate this Agreement pursuant to this Section 10.1.4 if such occurrence or event is the result of a breach of this Agreement by Seller or Buyer has irrevocably waived its right to terminate this Agreement pursuant to Section 10.1.3 with respect to such Material Adverse Change within fifteen (15) business days of receiving notice of the happening of such occurrence or event; or
          10.1.5 by Buyer or Seller, if there shall be any Law of any competent jurisdiction that makes consummation of the Transactions illegal or otherwise prohibited.

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     10.2 Governmental Consents. In the event any permit, consent, approval or authorization of, or designation, declaration of filing with, any Governmental Entity on the part of Seller (each, a “Governmental Consent”) is required in connection with the Closing of the Transactions as a result of the enactment of a new Law (or modification to an existing Law) after the date hereof, and as of the Closing Date such Governmental Consent has not been obtained but is reasonably expected to be received within a timeframe acceptable to Buyer and Seller, Buyer and Seller agree to engage in good faith negotiations to modify the terms of this Agreement to accommodate a later Closing Date so that such Governmental Consent may be obtained prior to or as of such later Closing Date.
     10.3 Effect of Termination.
          10.3.1 If this Agreement is terminated and the Transactions are not consummated as provided in Section 10.1 by Buyer, on the one hand, or Seller, on the other hand, written notice thereof shall be given to the other party specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement shall be terminated and become void and of no further force or effect and there shall be no liability hereunder on the part of Buyer or Seller, except that the provisions of Section 6.3 (Public Announcements), Section 6.4 (Confidentiality), Section 10.1 (Optional Termination), this Section 10.3 (Effect of Termination), Section 11.3 (Expenses), Section 11.7 (Governing Law) and Section 11.9 (Submission to Jurisdiction) shall survive any termination of this Agreement.
          10.3.2 Notwithstanding anything to the contrary set forth in this Section 10.3, nothing in this Section 10.3 shall relieve any party of liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement.
          10.3.3 Notwithstanding anything to the contrary set forth in this Section 10.3, if this Agreement is terminated by Buyer pursuant to 10.1.3(b) because Soothe® Net Sales are less than the Minimum Net Sales Target, but the Technical Transfer has been completed on or prior to the date of the termination notice from Buyer to Seller, then Buyer shall enter into a supply agreement with Seller providing (a) for a purchase price of [*] of Soothe® sample inventory during the first twelve (12) month period of such supply agreement and [*] of Soothe® sample inventory thereafter, and [*] of Soothe® trade inventory during the first twelve (12) month period of such supply agreement and [*] of Soothe® trade inventory thereafter, (b) that such agreement may be assigned by Seller to a credit-worthy Affiliate of Seller or other third party to which Soothe® has been transferred (provided, however, if Buyer, in good faith, makes a reasonable determination that such Affiliate or third party is not credit worthy, then Seller shall guaranty the payment and performance of such Affiliate or third party, as applicable, under the supply agreement as a condition precedent to the assignment), and (c) for such other terms and conditions as shall be agreed upon by Buyer and Seller.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
ARTICLE XI
MISCELLANEOUS
     11.1 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section or Exhibit of this Agreement and any reference to Schedule means a Schedule to this Agreement.
     11.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.
     11.3 Expenses. Regardless of whether the Closing occurs and except as otherwise expressly provided herein, each of Seller and Buyer shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the Person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by documented overnight delivery services, charges prepaid, to such party’s address:
     If to Buyer, to:
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention: Vice President Business Development
     With a copy to:
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention: General Counsel

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
     and to:
Nixon Peabody LLP
1100 Clinton Square
Rochester, New York 14604-1792
Attention: Lori B. Green, Esq.
     If to Seller to:
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attention: Dan Myers
     With a copy to:
Gunderson Dettmer LLP
610 Lincoln Street
Waltham, Massachusetts 02451
Attention: Jay Hachigian, Esq.
or to such other Person or address as any of the foregoing may have designated for that purpose by notice to the others.
     11.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.
     11.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer but only if Buyer shall remain liable for its obligations hereunder, and Buyer and Seller may assign this Agreement to any acquirer of all or substantially all of its business assets or any successor entity upon the occurrence of a merger, consolidation or other reorganization, in each case provided that the assignee confirms and acknowledges the obligations of Buyer or Seller, as the case may be, under this Agreement and the Collateral Documents. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.
     11.7 Governing Law. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws.
     11.8 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transactions except as expressly provided in Article IX.
     11.9 Submission to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in Monroe County, New York for any actions, suits or proceedings arising out of or relating to this Agreement, the Collateral Documents or the transactions contemplated hereby or thereby, and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or documents by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Collateral Documents or the transactions contemplated hereby or thereby, in the federal courts of the United States of America located in Monroe County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.
     11.11 Entire Agreement; Amendments. This Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and Buyer. Each of Buyer and Seller recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

SELLER

ALIMERA SCIENCES, INC.

By:	/s/ Dan Myers

Name: Dan Myers
Title: President and Chief Executive Officer

BUYER

BAUSCH & LOMB INCORPORATED

By:	/s/ Stephen C. McCluski

Name: Stephen C. McCluski
Title: Senior Vice President and Chief Financial Officer

Solely for purposes of Section 6.10:

/s/ Dan Myers

Dan Myers

Execution Version

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 1.1-A
Assignment and Assumption Agreement
     THIS ASSUMPTION AGREEMENT (this “Agreement”) is made on                      by and between Bausch & Lomb Incorporated, a New York corporation (“Buyer”), and Alimera Sciences, Inc., a Delaware corporation (“Seller”).
     1. This Agreement is made, executed and delivered pursuant to the Asset Purchase Agreement, dated as of February 16, 2007, by and between Buyer and Seller, as amended (the “Asset Purchase Agreement”) and is subject to all of the terms, provisions and conditions thereof. All initially capitalized terms used and not defined herein shall have the meanings attributed to them in the Asset Purchase Agreement.
     2. Buyer, for itself and its successors and assigns, hereby assumes and agrees to pay and perform the Assumed Liabilities. Notwithstanding any provision of this Agreement to the contrary, Buyer does not assume and shall be deemed not to have assumed any of the Excluded Liabilities or any liabilities or obligations of Seller other than the Assumed Liabilities.
     3. Buyer shall, from time to time, from and after the date hereof, upon reasonably request of Seller, execute such further documents of assumption as Seller deems reasonably necessary to carry out the transactions contemplated by this Agreement.
     4. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and assigns.
     5. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.
     6. Nothing in this Agreement shall constitute a waiver of, expansion of or limitation upon any of Seller’s or Buyer’s rights and remedies under the Asset Purchase Agreement and, in the case of any conflict between the terms of the Asset Purchase Agreement and this Agreement, the Asset Purchase Agreement shall govern.
     7. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
[signature page follows]

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, the parties have caused this Assumption Agreement to be executed by their respective duly authorized officers on                     .

ALIMERA SCIENCES, INC.

By:

Name:
Title:

BAUSCH & LOMB INCORPORATED

By:

Name:
Title:

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 1.1-B
Bill of Sale
     KNOW ALL MEN BY THESE PRESENTS, that Alimera Sciences, Inc., a Delaware corporation (“Seller”), for good and valuable consideration paid to it by Bausch & Lomb Incorporated, a New York corporation (“Buyer”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer and convey to Buyer, its successors and assigns, all of Seller’s right, title and interest in and to the Purchased Assets, other than the Trademarks and the Patent Rights (which shall be transferred to Buyer pursuant to separate instruments), as such terms are defined in that certain Asset Purchase Agreement dated as of February 16, 2007, by and between Buyer and Seller, as amended (the “Asset Purchase Agreement”).
     All initially capitalized terms used but not defined herein shall have the meanings attributed to them in the Asset Purchase Agreement.
     This Bill of Sale is further documentation of the transfers, conveyances and assignments contemplated by the Asset Purchase Agreement and is subject to all of the terms, provisions and conditions thereof. Nothing in this Bill of Sale shall constitute a waiver of, expansion of or limitation upon any of Seller’s or Buyer’s rights and remedies under the Asset Purchase Agreement and, in the case of any conflict between the terms of the Asset Purchase Agreement and this Bill of Sale, the Asset Purchase Agreement shall govern.
     Seller shall, from time to time, from and after the date hereof, upon reasonable request of Buyer, execute such further documents of transfer, conveyance and assignment as Buyer deems reasonably necessary to carry out the transactions contemplated by this Bill of Sale.
     This Bill of Sale shall be binding upon and shall inure solely to the benefit of Buyer and Seller and their respective successors and assigns.
     This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.
[signature page follows]

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officer on                     .

ALIMERA SCIENCES, INC.

By:

Name:
Title:

STATE OF	)

):SS.:
COUNTY OF	)

     On this ___ day of                     , 2007 personally appeared                      to me personally known, who, being by me duly sworn, did depose and say that he is the                      of Alimera Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he did sign said instrument as such officer and on behalf of such corporation.

Notary Public

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 1.1-D
Patent Assignment
     WHEREAS, Alimera Sciences, Inc., a corporation duly organized under the laws of the State of Delaware (“Assignor”), owns all right, title, and interest in the patents and patent applications set forth on Schedule 1 attached hereto and made a part hereof (collectively, the “Patents”); and
     WHEREAS, Bausch & Lomb Incorporated, a corporation duly organized under the laws of the State of New York (“Assignee”), desires to own Assignor’s entire right, title, and interest in and to the Patents, in all countries throughout the world.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, and transfers unto Assignee the entire right, title and interest in and to the Patents and all accrued causes of action for damages for infringement thereof, the same to be held and enjoyed by Assignee for its own use and benefits, and for its legal representatives and assigns, to the full end of the term for which said Patents are granted (if applicable), as fully and as entirely as the same would have been held by Assignor had this assignment and sale not been made. Notwithstanding anything to the contrary, nothing herein shall expand or modify the rights or obligations of the parties as set forth in that certain Asset Purchase Agreement dated as of February 16, 2007 by and between Assignor and Assignee, as amended.
     This Patent Assignment shall be binding upon and shall inure solely to the benefit of Assignor and Assignee and their respective successors and assigns.
     This Patent Assignment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.
[signature page follows]

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be executed by its duly authorized officer on                     .

ALIMERA SCIENCES, INC.

By:

Name:

Title:

STATE OF	)

): SS.:

COUNTY OF	)

     On this ___ day of                     , 2007 personally appeared                      to me personally known, who, being by me duly sworn, did depose and say that he is the                      of Alimera Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he did sign said instrument as such officer and on behalf of such corporation.

Notary Public

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Schedule 1
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 1.1-E
Trademark Assignment
     WHEREAS, Alimera Sciences, Inc., a corporation duly organized under the laws of the State of Delaware (“Assignor”), owns all right, title, and interest in the trademarks and trademark applications set forth on Schedule 1 attached hereto and made a part hereof (collectively, the “Trademarks”) as shown in the records in the United States Patent and Trademark Office; and
     WHEREAS, Bausch & Lomb Incorporated, a corporation duly organized under the laws of the State of New York (“Assignee”), desires to own Assignor’s entire right, title, and interest in and to the Trademarks.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, and transfers unto Assignee the entire right, title and interest in and to the Trademarks together with the good will of the business connected therewith and symbolized thereby and all accrued causes of action for damages for infringement thereof, the same to be held and enjoyed by Assignee for its own use and benefits, and for its legal representatives and assigns, as fully and as entirely as the same would have been held by Assignor had this assignment and sale not been made. Notwithstanding anything to the contrary, nothing herein shall expand or modify the rights or obligations of the parties as set forth in that certain Asset Purchase Agreement dated as of February 16, 2007 by and between Assignor and Assignee, as amended.
     This Trademark Assignment shall be binding upon and shall inure solely to the benefit of Assignor and Assignee and their respective successors and assigns.
     This Trademark Assignment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.
[signature page follows]

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be executed by its duly authorized officer on                     .

ALIMERA SCIENCES, INC.

By:

Name:

Title:

STATE OF	)

): SS.:

COUNTY OF	)

     On this ___ day of                     , 2007 personally appeared                      to me personally known, who, being by me duly sworn, did depose and say that he is the                      of Alimera Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he did sign said instrument as such officer and on behalf of such corporation.

Notary Public

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Schedule 1

2,921,821	Soothe

77/067,219	Miscellaneous Design (Soothe® packaging)

78/607,156	Soothe and design

77,102,918	Soothe

3,149,181	Restoryl

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 1.1-F
Excluded Categories
[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 2.1.4
Assigned Contracts
License Agreement between Seller and [*] dated January 22, 2004, as amended June 1, 2006.

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 2.6
Purchase Price Allocation Schedule

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
Exhibit 7.1.6
Opinion of Counsel for Seller
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, NY 14604
Ladies and Gentlemen:
          We have acted as counsel for Alimera Sciences, Inc., a Delaware corporation (the “Company”), in connection with Asset Purchase Agreement, dated as of February 16, 2007 (the “Agreement”) by and between the Company and Bausch & Lomb Incorporated, a New York corporation (“Buyer”). This opinion is being rendered to you pursuant to Section 7.1.6 of the Agreement. Capitalized terms not otherwise defined in this opinion have the meaning given them in the Agreement.
          In connection with the opinions expressed herein, we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Agreement, a certificate of an officer of the Company (the “Opinion Certificate”; a copy of which has been provided to Buyer) and other certificates and statements of government officials. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified. We have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors or undertaken any further inquiry other than as stated herein. In addition, we have reviewed the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended and in effect on the date hereof (the “Charter Documents”) and the following documents:
(i)	the Agreement;

(ii)	the Assumption Agreement;

(iii)	the Bill of Sale;

(iv)	the Patent Assignment; and

(v)	the Trademark Assignment.

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
     The documents described in (i)-(v) above are collectively referred to as the “Transaction Documents.”
          In rendering this opinion we have also assumed that (A) the Agreement and the Assumption Agreement have been duly and validly authorized, executed and delivered by you, that you had the power, legal competence and capacity to enter into the Agreement and the Assumption Agreement and that the Agreement and the Assumption Agreement are enforceable against and binding upon you; (B) the representations and warranties made in the Agreement by you are true and correct; (C) there are no facts or circumstances relating to you that may prevent you from enforcing any of the rights to which our opinion relates; and (D) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.
          As used in this opinion, the expression “we are not aware” or the phrase “to our knowledge” means as to matters of fact that, based on the actual knowledge of individual attorneys within this firm principally responsible for handling the matter of the Agreement and directly related matters and after an examination of documents referred to herein and after inquiries of certain officers of the Company, we find no reason to believe that the opinions expressed are factually incorrect, but beyond that we have made no factual investigation for the purposes of rendering this opinion. Specifically, but without limitation, we have made no inquiries of securities holders or employees (other than obtaining the Opinion Certificate as described above) of the Company. No inference as to our knowledge of the existence or absence of any facts should be drawn from the fact of our representation of the Company. You should be aware that our involvement with the Company has been limited to the matter of the Agreement and certain directly related matters, and that our representation of the Company began in September of 2006. Moreover, we have not, for purposes of our opinions below, searched computerized or electronic databases or the docket of any court, governmental agency or regulatory body or other filing office in any jurisdiction.
          Where statements in this opinion are qualified by the term “material” or “materially,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company or its business, assets, condition (financial or otherwise) or results of operations that are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters. Such opinions and judgments are not known to us to be incorrect.
We are opining herein as to the effect on the subject transaction solely with respect to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States. We express no opinion as to matters governed by any laws other than the laws of the State of New York, the corporate law of the State of Delaware and the federal law of the United States of America (and specifically excluding all local and municipal

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED
laws). We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter of this opinion.
          In rendering the opinion set forth in paragraph 1 below as to the good standing of the Company, we have relied exclusively on a certificate from the Secretary of State of the State of Delaware, although we have not obtained tax good standing certificates and no opinion is provided with respect to tax good standing.
          In connection with the general enforceability opinion set forth in paragraph 4, this opinion is qualified by, and we render no opinion with respect to, the following:
     (a) Our opinions are qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Transaction Documents, and by the effect of judicial decisions that have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;
     (b) We express no opinion as to the effect of any New York law, United States federal or Delaware law or equitable principle that provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to have been unconscionable at the time it was made or contrary to public policy;
     (c) We express no opinion as to the enforceability of provisions of the Transaction Documents expressly or by implication waiving broadly or vaguely stated rights or unknown future rights, or waiving rights granted by law where such waivers are against public policy;
     (d) We express no opinion as to the enforceability of any provision of the Transaction Documents purporting to (i) waive rights to trial by jury, service of process or objections to the laying of venue or to forum in connection with any litigation arising out of or pertaining to the Transaction Documents, (ii) exclude conflict of law principles, (iii) establish particular courts as the forum for the adjudication of any controversy relating to the Transaction Documents, (iv) establish the laws of any particular state or jurisdiction for the adjudication of any controversy relating to the Transaction Documents, (v) establish evidentiary standards or make determinations conclusive or (vi) provide for arbitration of (or another non-judicial method of resolving) disputes;
     (e) We express no opinion as to the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Transaction Documents;

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     (f) We express no opinion as to the enforceability of any provisions of the Transaction Documents providing that (a) rights or remedies are not exclusive, (b) rights or remedies may be exercised without notice, (c) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (d) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, (e) liquidated damages are to be paid upon the breach of the Transaction Documents or (f) the failure to exercise, or any delay in exercising, rights or remedies available under the Transaction Documents will not operate as a waiver of any such right or remedy; and
     (g) We note that a requirement that provisions of the Transaction Documents may only be waived in writing may not be binding or enforceable if an oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.
          In connection with our opinion in paragraph 5 below, the term “Applicable Laws” shall mean (i) those federal laws, rules and regulations of the United States, (ii) those laws, rules and regulations of the State of New York and (iii) those provisions of the Delaware General Corporation Law, that, in each case and in our experience, are normally applicable to transactions of the type contemplated by the Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws.
          In connection with our opinion in paragraph 6 below, the term “Governmental Entity” shall mean any court, administrative agency or commission organized under federal, New York or Delaware corporate statutes, laws, rules or regulations.
          Finally, our opinions below are each specifically subject to the following limitations, exceptions, qualifications and assumptions:
     (A) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.
     (B) We express no opinion as to the Company’s compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations, including, without limitation, the HSR Act.
     (C) Limitations imposed by state law, federal law or general equitable principles upon the specific performance of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

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          Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth above and except as set forth in the Disclosure Schedule, we are of the opinion that as of the date hereof:
     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as, to our knowledge, it is presently conducted.
     2. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under the Transaction Documents and to transfer and deliver the Purchased Assets pursuant to the Transaction Documents.
     3. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the obligations under the Transaction Documents by the Company has been taken.
     4. The Transaction Documents constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. Each of the Transaction Documents has been duly executed and delivered by the Company.
     5. The execution, delivery and performance of the Transaction Documents will not, as of the Closing, result in (i) a violation of the Charter Documents (ii) a material violation of any Applicable Laws or (iii) a violation of any judgment or order specifically identified in the Disclosure Schedule, if any.
     6. No consent, approval, order, authorization from, or registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained for the execution and delivery by the Company of the Transaction Documents or the consummation by the Company of the transactions contemplated thereby.
          In addition to the foregoing, we supplementally inform you that, to our knowledge and except as set forth on the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or threatened against the Company that (i) questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents or (ii) relates to the Purchased Assets. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors, nor have we undertaken any further inquiry whatsoever other than to request the Opinion Certificate from the Company.

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          This opinion is rendered as of the date first written above solely for your benefit in connection with the Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
Very truly yours,
GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP

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Exhibit 7.1.10
Final Soothe® Net Sales Calculation

Net Sales Target	[*]

Total Net Sales	[*]

Purchase Price	[*]

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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